July 2011 Amendment No. 1 dated July 28, 2011 to Pricing Supplement No. 885 Registration Statement No. 333-156423 Dated July 14, 2011 Filed pursuant to Rule 424(b)(2)
INTEREST RATE STRUCTURED INVESTMENTS

Senior Fixed to Floating Rate Notes due 2026
Leveraged CMS Curve and S&P 500® Index Linked Notes
As further described below, interest will accrue on the notes (i) in Year 1: at a rate of 11.50% per annum and (ii) in Years 2 to maturity: for each day that the closing value of the S&P 500® Index is at or above 825, at a variable rate per annum equal to the applicable leverage factor times the difference, if any, between the 30-Year Constant Maturity Swap Rate (“30CMS”) and the 2-Year Constant Maturity Swap Rate (“2CMS”) as determined on the CMS reference determination date at the start of the related quarterly interest payment period; subject to the maximum interest rate of 10.00% per annum for each floating interest payment period and the minimum interest rate of 0.00% per annum.  The notes provide an above-market interest rate in Year 1; however, for each interest payment period in Years 2 to maturity, the notes will not pay any interest with respect to the interest payment period if the CMS reference index level is equal to or less than 0.00% on the related quarterly CMS reference determination date.  In addition, if on any calendar day the index closing value is less than the index reference level, interest will accrue at a rate of 0.00% per annum for that day.  All payments on the notes, including the repayment of principal, are subject to the credit risk of Morgan Stanley.
FINAL TERMS
Issuer:		Morgan Stanley
Aggregate principal amount:		$4,000,000. May be increased prior to the original issue date but we are not required to do so.
Issue price:		At variable prices
Stated principal amount:		$1,000 per note
Pricing date:		July 14, 2011
Original issue date:		July 29, 2011 (11 business days after the pricing date)
Maturity date:		July 29, 2026
Interest accrual date:		July 29, 2011
Payment at maturity:		The payment at maturity per note will be the stated principal amount plus accrued and unpaid interest, if any.
Interest:
From and including the original issue date to but excluding July 29, 2012:  11.50% per annum (the “fixed interest rate”)
From and including July 29, 2012 to but excluding the maturity date (the “floating interest rate period”):
For each interest payment period, a variable rate per annum equal to the product of:
(a)    applicable leverage factor times the CMS reference index; subject to the minimum interest rate and maximum interest rate; and

(b)    N/ACT; where,

“N” = the total number of calendar days in the applicable interest payment period on which the index closing value is greater than or equal to the index reference level (each such day, an “accrual day”); and  “ACT” = the total number of calendar days in the applicable interest payment period.
The CMS reference index level applicable to an interest payment period will be determined on the related CMS reference determination date.
Beginning July 29, 2012, it is possible that you could receive little or no interest on the notes.  If, on the related CMS reference determination date, the CMS reference index level is equal to or less than the CMS reference index strike, interest will accrue at a rate of 0.00% for that interest payment period.  In addition, if on any day, the index closing value is determined to be less than the index reference level, interest will accrue at a rate of 0.00% per annum for that day. The determination of the index closing value will be subject to certain market disruption events.

Leverage factor:
From and including July 29, 2012 to but excluding July 29, 2016: 4;
From and including July 29, 2016 to but excluding July 29, 2021: 5; and
From and including July 29, 2021 to but excluding the Maturity Date: 7

Interest payment period:		Quarterly
Interest payment period end dates:		Unadjusted
Interest payment dates:
Each January 29, April 29, July 29 and October 29, beginning October 29, 2011; provided that if any such day is not a business day, that interest payment will be made on the next succeeding business day and no adjustment will be made to any interest payment made on that succeeding business day.

Interest reset dates:		Each January 29, April 29, July 29 and October 29, beginning July 29, 2012
CMS reference determination dates:		Two (2) U.S. government securities business days prior to the related interest reset date at the start of the applicable interest payment period.
Maximum interest rate:		10.00% per annum in any quarterly interest payment period during the floating interest rate period
Minimum interest rate:		0.00% per annum
CMS reference index:		30-Year Constant Maturity Swap Rate minus 2-Year Constant Maturity Swap Rate. Please see “Additional Provisions—CMS Reference Index” below.
CMS reference index strike:		0.00%
Index:		The S&P 500® Index
Index reference level:		825
Agent:		Morgan Stanley & Co. LLC (“MS & Co.”), a wholly owned subsidiary of Morgan Stanley. See “Supplemental Information Concerning Plan of Distribution; Conflicts of Interest.”
Calculation agent:	Morgan Stanley Capital Services Inc.	Trustee: The Bank of New York Mellon
Terms continued on the following page
Commissions and issue price:	Price to Public(1)(2)	Agent’s Commissions(2)	Proceeds to Issuer
Per note	At variable prices	$20	$980
Total	At variable prices	$80,000	$3,920,000
(1)
The notes will be offered from time to time in one or more negotiated transactions at varying prices to be determined at the time of each sale, which may be at market prices prevailing, at prices related to such prevailing prices or at negotiated prices; provided, however, that such price will not be less than $980 per note and will not be more than $1,000 per note. See “Risk Factors—The price you pay for the notes may be higher than the prices paid by other investors.”

(2)
Morgan Stanley or one of our affiliates will pay varying discounts and commissions to dealers, including Morgan Stanley Smith Barney LLC (an affiliate of the agent) and their financial advisors, of up to $20 per note depending on market conditions.  See “Supplemental Information Concerning Plan of Distribution; Conflicts of Interest.” For additional information, see “Plan of Distribution” in the accompanying prospectus supplement.

The notes involve risks not associated with an investment in ordinary debt securities.  See “Risk Factors” beginning on page 10.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these notes, or determined if this pricing supplement or the accompanying prospectus supplement and prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

You should read this document together with the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below.

Prospectus Supplement dated December 23, 2008	Prospectus dated December 23, 2008

The notes are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Senior Fixed to Floating Rate Notes due 2026
Leveraged CMS Curve and S&P 500® Index Linked Notes

Terms continued from previous page:
Index closing value:	The closing value of the index. Please see “Additional Provisions—The S&P 500 Index” below.
Index cutoff:
The index closing value for any day from and including the fifth index business day prior to the related interest payment date for any interest payment period shall be the index closing value on such fifth index business day prior to such interest payment date.

Redemption:	None
Day-count convention:	Actual/Actual
Specified currency:	U.S. dollars
CUSIP / ISIN:	61745E4L2 / US61745E4L26
Book-entry or certificated note:	Book-entry
Business day:	New York

Senior Fixed to Floating Rate Notes due 2026
Leveraged CMS Curve and S&P 500® Index Linked Notes

The Notes

The notes are debt securities of Morgan Stanley.  In year 1, the notes pay interest at a rate of 11.50% per annum.  Beginning July 29, 2012, interest will accrue on the notes for each day that the closing value of the S&P 500® Index is at or above 825, at a variable rate per annum equal to the applicable leverage factor times the CMS reference index for the related quarterly interest payment period; subject to the maximum interest rate of 10.00% per annum per interest payment period and the minimum interest rate of 0.00% per annum.   The floating interest rate is based on the CMS reference index and the level of the S&P 500 index.  If 30CMS is less than or equal to 2CMS on the applicable CMS reference determination date, the floating interest rate will be 0.00% and no interest will accrue on the notes for such interest period.  In addition, if on any calendar day during the interest payment period the index closing value is less than the index reference level, interest will accrue at a rate of 0.00% per annum for that day.  The leverage factor will change over the term of the notes from 4 during years two to five of the notes, to 5 during years six to ten of the notes and to 7 from year eleven to maturity of the notes.  We describe the basic features of these notes in the sections of the accompanying prospectus called “Description of Debt Securities—Floating Rate Debt Securities” and prospectus supplement called “Description of Notes,” subject to and as modified by the provisions described below.

All payments on the notes are subject to the credit risk of Morgan Stanley.  The stated principal amount of each note is $1,000 and the issue price is variable. The issue price of the notes includes the agent’s commissions paid with respect to the notes as well as the cost of hedging our obligations under the notes.  The cost of hedging includes the projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions.  This cost of hedging could be significant due to the term of the notes and the tailored exposure provided by the notes.  The secondary market price, if any, at which MS & Co. is willing to purchase the notes, is expected to be affected adversely by the inclusion of these commissions and hedging costs in the issue price.  In addition, the secondary market price may be lower due to the costs of unwinding the related hedging transactions at the time of the secondary market transaction.  See “Risk Factors—Market Risk—The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.”

Additional Provisions

CMS Reference Index

What are the 30-Year and 2-Year Constant Maturity Swap Rates?

The 30-Year Constant Maturity Swap Rate (which we refer to as “30CMS”) is, on any day, the fixed rate of interest payable on an interest rate swap with a 30-year maturity as reported on Reuters Page ISDAFIX1 or any successor page thereto at 11:00 a.m. New York City time on that day; provided that for the determination of 30CMS on any calendar day, the “CMS reference determination date” shall be that calendar day unless that calendar day is not a U.S. government securities business day, in which case the 30CMS level shall be the 30CMS level on the immediately preceding U.S. government securities business day.  This rate is one of the market-accepted indicators of longer-term interest rates.

The 2-Year Constant Maturity Swap Rate (which we refer to as “2CMS”) is, on any day, the fixed rate of interest payable on an interest rate swap with a 2-year maturity as reported on Reuters Page ISDAFIX1 or any successor page thereto at 11:00 a.m. New York City time on that day; provided that for the determination of 2CMS on any calendar day, the “CMS reference determination date” shall be that calendar day unless that calendar day is not a U.S. government securities business day, in which case the 2CMS level shall be the 2CMS level on the immediately preceding U.S. government securities business day.  This rate is one of the market-accepted indicators of shorter-term interest rates.

An interest rate swap rate, at any given time, generally indicates the fixed rate of interest (paid semi-annually) that a counterparty in the swaps market would have to pay for a given maturity, in order to receive a floating rate (paid quarterly) equal to 3-month LIBOR for that same maturity.

U.S. Government Securities Business Day

U.S. government securities business day means any day except for a Saturday, Sunday or a day on which The Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in U.S. government securities.

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Leveraged CMS Curve and S&P 500® Index Linked Notes

CMS Rate Fallback Provisions

If 30CMS or 2CMS is not displayed by 11:00 a.m. New York City time on the Reuters Screen ISDAFIX1 Page on any day on which the level of the CMS reference index must be determined, the rate for such day will be determined on the basis of the mid-market semi-annual swap rate quotations to the calculation agent provided by five leading swap dealers in the New York City interbank market (the “Reference Banks”) at approximately 11:00 a.m., New York City time, on such day, and, for this purpose, the mid-market semi-annual swap rate means the mean of the bid and offered rates for the semi-annual fixed leg, calculated on a 30/360 day count basis, of a fixed-for-floating U.S. Dollar interest rate swap transaction with a term equal to the applicable 30 year or 2 year maturity commencing on such day and in a representative amount with an acknowledged dealer of good credit in the swap market, where the floating leg, calculated on an actual/360 day count basis, is equivalent to USD-LIBOR-BBA with a designated maturity of three months.  The calculation agent will request the principal New York City office of each of the Reference Banks to provide a quotation of its rate.  If at least three quotations are provided, the rate for that day will be the arithmetic mean of the quotations, eliminating the highest quotation (or, in the event of equality, one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest).  If fewer than three quotations are provided as requested, the rate will be determined by the calculation agent in good faith and in a commercially reasonable manner.

The S&P 500® Index

The S&P 500® Index (the “index” or the “S&P 500 Index”), which is calculated, maintained and published by Standard & Poor’s Financial Services LLC (“S&P” or the “index publisher”), consists of 500 component stocks selected to provide a performance benchmark for the U.S. equity markets.  The calculation of the index is based on the relative value of the float adjusted aggregate market capitalization of the 500 component companies as of a particular time as compared to the aggregate average market capitalization of the 500 similar companies during the base period of the years 1941 through 1943.  The index is described under “Annex A—The S&P 500® Index” herein.

Index Closing Value Fallback Provisions

The index closing value on any calendar day beginning July 29, 2012, on which the index level is to be determined (each, an “index determination date”) will equal the official closing value of the index as published by the index publisher or its successor, or in the case of any successor index, the official closing value for any such successor index as published by the publisher of such successor index or its successor, at the regular weekday close of trading on that calendar day, as determined by the calculation agent; provided that the index closing value for any day from and including the fifth index business day prior to the related interest payment date for any interest payment period shall be the index closing value in effect on such fifth index business day prior to such interest payment date; provided further that if a market disruption event with respect to the index occurs on any index determination date or if any such index determination date is not an index business day, the closing value of the index for such index determination date will be the closing value of the index on the immediately preceding index business day on which no market disruption event has occurred.  In certain circumstances, the index closing value shall be based on the alternate calculation of the index described under “Annex A—The S&P 500® Index—Discontinuance of the S&P 500 Index; Alteration of Method of Calculation.”

“Index business day” means a day, as determined by the calculation agent, on which trading is generally conducted on each of the relevant exchange(s) for the index, other than a day on which trading on such exchange(s) is scheduled to close prior to the time of the posting of its regular final weekday closing price.

“Relevant exchange” means the primary exchange(s) or market(s) of trading for (i) any security then included in the index, or any successor index, and (ii) any futures or options contracts related to the index or to any security then included in the index.

For more information regarding market disruption events with respect to the index, discontinuance of the index and alteration of the method of calculation, see “Annex A—The S&P 500® Index—Market Disruption Event” and “—Discontinuance of the S&P 500 Index; Alteration of Method of Calculation” herein.

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Hypothetical Examples

The table below presents examples of hypothetical interest that would accrue on the notes during any quarter in the floating interest rate period from and including July 29, 2012 to but excluding July 29, 2016 as it reflects the applicable leverage factor of 4 for that period. The examples below are for purposes of illustration only. The examples of the hypothetical floating interest rate that would accrue on the notes are based both on the level of the CMS reference index level on the applicable CMS reference determination date and on the total number of calendar days in a quarterly interest payment period on which the index closing value of the S&P 500® Index is greater than or equal to 825.

The actual interest payments during the floating interest rate period will depend on the actual level of the CMS reference index on each CMS reference determination date and the index closing value of the S&P 500 index on each day during the floating interest payment period.  The applicable interest rate for each quarterly interest payment period will be determined on a per-annum basis but will apply only to that interest payment period.  The table assumes that the interest payment period contains 90 calendar days. The examples below are for purposes of illustration only and would provide different results if different assumptions were made.

CMS Reference Index	4 times CMS Reference Index	Hypothetical Interest Rate
		Number of accrual days on which the index closing value of the S&P 500® Index is greater than or equal to 825
		0	10	20	30	50	75	90
-3.500%	0.00%	0.00%	0.0000%	0.0000%	0.0000%	0.0000%	0.0000%	0.0000%
-3.250%	0.00%	0.00%	0.0000%	0.0000%	0.0000%	0.0000%	0.0000%	0.0000%
-3.000%	0.00%	0.00%	0.0000%	0.0000%	0.0000%	0.0000%	0.0000%	0.0000%
-2.750%	0.00%	0.00%	0.0000%	0.0000%	0.0000%	0.0000%	0.0000%	0.0000%
-2.500%	0.00%	0.00%	0.0000%	0.0000%	0.0000%	0.0000%	0.0000%	0.0000%
-2.250%	0.00%	0.00%	0.0000%	0.0000%	0.0000%	0.0000%	0.0000%	0.0000%
-2.000%	0.00%	0.00%	0.0000%	0.0000%	0.0000%	0.0000%	0.0000%	0.0000%
-1.750%	0.00%	0.00%	0.0000%	0.0000%	0.0000%	0.0000%	0.0000%	0.0000%
-1.500%	0.00%	0.00%	0.0000%	0.0000%	0.0000%	0.0000%	0.0000%	0.0000%
-1.250%	0.00%	0.00%	0.0000%	0.0000%	0.0000%	0.0000%	0.0000%	0.0000%
-1.000%	0.00%	0.00%	0.0000%	0.0000%	0.0000%	0.0000%	0.0000%	0.0000%
-0.750%	0.00%	0.00%	0.0000%	0.0000%	0.0000%	0.0000%	0.0000%	0.0000%
-0.500%	0.00%	0.00%	0.0000%	0.0000%	0.0000%	0.0000%	0.0000%	0.0000%
-0.250%	0.00%	0.00%	0.0000%	0.0000%	0.0000%	0.0000%	0.0000%	0.0000%
0.000%	0.00%	0.00%	0.0000%	0.0000%	0.0000%	0.0000%	0.0000%	0.0000%
0.250%	1.00%	0.00%	0.1111%	0.2222%	0.3333%	0.5556%	0.8333%	1.0000%
0.500%	2.00%	0.00%	0.2222%	0.4444%	0.6667%	1.1111%	1.6667%	2.0000%
0.750%	3.00%	0.00%	0.3333%	0.6667%	1.0000%	1.6667%	2.5000%	3.0000%
1.000%	4.00%	0.00%	0.4444%	0.8889%	1.3333%	2.2222%	3.3333%	4.0000%
1.250%	5.00%	0.00%	0.5556%	1.1111%	1.6667%	2.7778%	4.1667%	5.0000%
1.500%	6.00%	0.00%	0.6667%	1.3333%	2.0000%	3.3333%	5.0000%	6.0000%
1.750%	7.00%	0.00%	0.7778%	1.5556%	2.3333%	3.8889%	5.8333%	7.0000%
2.000%	8.00%	0.00%	0.8889%	1.7778%	2.6667%	4.4444%	6.6667%	8.0000%
2.250%	9.00%	0.00%	1.0000%	2.0000%	3.0000%	5.0000%	7.5000%	9.0000%
2.500%	10.00%	0.00%	1.1111%	2.2222%	3.3333%	5.5556%	8.3333%	10.0000%
2.750%	10.00%	0.00%	1.1111%	2.2222%	3.3333%	5.5556%	8.3333%	10.0000%
3.000%	10.00%	0.00%	1.1111%	2.2222%	3.3333%	5.5556%	8.3333%	10.0000%
3.250%	10.00%	0.00%	1.1111%	2.2222%	3.3333%	5.5556%	8.3333%	10.0000%
3.500%	10.00%	0.00%	1.1111%	2.2222%	3.3333%	5.5556%	8.3333%	10.0000%
3.750%	10.00%	0.00%	1.1111%	2.2222%	3.3333%	5.5556%	8.3333%	10.0000%

If 30CMS is less than or equal to 2CMS on the applicable CMS reference determination date, the floating interest rate will be the minimum interest rate of 0.00% and no interest will accrue on the notes for such interest period regardless of the total number of calendar days in the interest payment period on which the index closing value of the S&P 500® Index is greater than or equal to 825.

The leverage factor for the notes will be 5 from and including July 29, 2016 to but excluding July 29, 2021. Therefore, assuming that the interest payment period contains 90 calendar days and the number of calendar days in such interest payment period on which the index closing value of S&P 500 is greater than or equal to 825 is 30, if the CMS reference index is 1.000% on a CMS reference determination date during such period, the interest rate for that interest payment period will be 1.000% x 5 x (30/90) = 1.6667%.  If the CMS reference index is equal to or greater than 2.000% on a CMS reference determination date

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during such period, because 5 times such CMS reference index would be equal to or exceed the maximum interest rate of 10.00%, the interest rate for that interest payment period will be 10.00% x (30/90) = 3.3333%.

Furthermore, the leverage factor for the notes will be 7 from and including July 29, 2021 to but excluding July 29, 2026. Therefore, assuming that the interest payment period contains 90 calendar days and the number of calendar days in the such interest payment period on which the index closing value of S&P 500 is greater than or equal to 825 is 30, if the CMS reference index is 1.000% on a CMS reference determination date during such period, the interest rate for that interest payment period will be 1.000% x 7 x (30/90) = 2.3333%. If the CMS reference index is equal to or greater than approximately 1.4286% on a CMS reference determination date during such period, because 7 times such CMS reference index would be equal to or exceed the maximum interest rate of 10.00%, the interest rate for that interest payment period will be 10.00% x (30/90) = 3.3333%.

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Historical Information

The CMS Reference Index

The following graph sets forth the historical difference between the 30-Year Constant Maturity Swap Rate and the 2-Year Constant Maturity Swap Rate for the period from January 1, 1996 to July 14, 2011 (the “historical period”).  The historical difference between the 30-Year Constant Maturity Swap Rate and the 2-Year Constant Maturity Swap Rate should not be taken as an indication of the future performance of the CMS reference index.  The graph below does not reflect the return the notes would have had during the periods presented because it does not take into account the index closing values or the leverage factor.  We cannot give you any assurance that the level of the CMS reference index will be positive on any CMS reference determination date.  We obtained the information in the graph below, without independent verification, from Bloomberg Financial Markets (“USSW”), which closely parallels but is not necessarily exactly the same as the Reuters Page price sources used to determine the level of the CMS reference index.

*The bold line in the graph indicates the CMS reference index strike of 0.00%.

Historical period
Total number of days in historical period	5,674
Number of days CMS reference index was greater than 0.00%	5,661
Number of days CMS reference index was less than or equal to 0.00%	13

The historical performance shown above is not indicative of future performance.  The CMS reference index level may be negative on one or more specific CMS reference determination dates during the floating interest rate period even if the level of the CMS reference index is generally positive and, moreover, the level of the CMS reference index has in the past been, and may in the future be, negative.

If the level of the CMS reference index is negative on any CMS reference determination date during the floating interest rate period, you will not receive any interest for the related interest payment period.  Moreover, even if the level of the CMS reference index is positive on any such CMS reference determination date, if the index closing value is less than the index reference level on any day during the interest payment period, you will not receive any interest with respect to such day, and if the index closing value remains below the index reference level for each day in the applicable interest payment period, you will receive no interest for that interest payment period.

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The S&P 500 Index

The following table sets forth the published high and low index closing values, as well as end-of-quarter index closing values, for each quarter in the period from January 1, 2006 through July 14, 2011.  The graph following the table sets forth the daily index closing values for the period from January 1, 1996 through July 14, 2011.  The index closing value on July 14, 2011 was 1,308.87.  The historical index closing values should not be taken as an indication of future performance, and we cannot give you any assurance that the index closing value will be higher than the index reference level on any index determination date during the floating interest rate period in which you are paid the floating interest rate.  The graph below does not reflect the return the notes would have had during the periods presented because it does not take into account the CMS reference index level or the leverage factor.  We obtained the information in the table and graph below from Bloomberg Financial Markets, without independent verification.

S&P 500® Index	High	Low	Period End
2006
First Quarter	1,307.25	1,254.78	1,294.83
Second Quarter	1,325.76	1,223.69	1,270.20
Third Quarter	1,339.15	1,234.49	1,335.85
Fourth Quarter	1,427.09	1,331.32	1,418.30
2007
First Quarter	1,459.68	1,374.12	1,420.86
Second Quarter	1,539.18	1,424.55	1,503.35
Third Quarter	1,553.08	1,406.70	1,526.75
Fourth Quarter	1,565.15	1,407.22	1,468.36
2008
First Quarter	1,447.16	1,273.37	1,322.70
Second Quarter	1,426.63	1,278.38	1,280.00
Third Quarter	1,305.32	1,106.39	1,166.36
Fourth Quarter	1,161.06	752.44	903.25
2009
First Quarter	934.70	676.53	797.87
Second Quarter	946.21	811.08	919.32
Third Quarter	1,071.66	879.13	1,057.08
Fourth Quarter	1,127.78	1,025.21	1,115.10
2010
First Quarter	1,174.17	1,056.74	1,169.43
Second Quarter	1,217.28	1,030.71	1,030.71
Third Quarter	1,148.67	1,022.58	1,141.20
Fourth Quarter	1,259.78	1,137.03	1,257.64
2011
First Quarter	1,343.01	1,256.88	1,325.83
Second Quarter	1,363.61	1,265.42	1,320.64
Third Quarter (through July 14, 2011)	1,353.22	1,308.87	1,308.87

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*The bold line in the graph indicates the index reference level of 825.

Historical period
Total number of days in historical period, beginning on May 5, 1997**	5,184
Number of days on or after May 5, 1997 that the index was greater than or equal to 825	5,109
Number of days on or after May 5, 1997 that the index was less than 825	75
** From the inception of the S&P 500® Index until May 5, 1997, its closing value was less than 825.

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Risk Factors

The notes involve risks not associated with an investment in ordinary floating rate notes. An investment in the Leveraged CMS Curve and S&P 500® Index Linked Notes entails significant risks not associated with similar investments in a conventional debt security, including, but not limited to, fluctuations in 30CMS and 2CMS, fluctuations in the index, and other events that are difficult to predict and beyond the issuer’s control.  This section describes the most significant risks relating to the notes. For a complete list of risk factors, please see the accompanying prospectus supplement and the accompanying prospectus.  Investors should consult their financial and legal advisers as to the risks entailed by an investment in the notes and the suitability of the notes in light of their particular circumstances.

Yield Risk

▪
If There Are No Accrual Days In Any Interest Payment Period During The Floating Interest Rate Period, We Will Not Pay Any Interest On The Notes For That Interest Payment Period And The Market Value Of The Notes May Decrease Significantly.  It is possible that the level of the CMS reference index will be less than the CMS reference index strike or that the index closing value will be less than the index reference level for so many days during any quarterly interest payment period during the floating interest rate period, that the interest payment for that quarterly interest payment period will be less than the amount that would be paid on an ordinary debt security and may be zero.  In addition, to the extent that the level of the CMS reference index is less than the CMS reference index strike on the applicable CMS reference determination date or that the index closing value is less than the index reference level on any number of days during the interest rate period, the market value of the notes may decrease and you may receive substantially less than 100% of the issue price if you wish to sell your notes at such time.

▪
The Index Closing Value For Any Day From And Including The Fifth Index Business Day Prior To The Interest Payment Date Of An Interest Payment Period During The Floating Interest Rate Period Will Be The Index Closing Value For Such Fifth Day. Because the index closing value for any day from and including the fifth index business day prior to the interest payment date of an interest payment period during the floating interest rate period will be the index closing value on such fifth day, if the index closing value for that index business day is less than the index reference level, you will not receive any interest in respect of any days on or after that fifth index business day to but excluding the interest payment date even if the index closing value as actually calculated on any of those days were to be greater than or equal to the index reference level.

▪
The Amount Of Interest Payable On The Notes In Any Quarter Is Capped.  The interest rate on the notes for each quarterly interest payment period during the floating interest rate period is capped for that quarter at the maximum interest rate of 10% per annum, and, due to the leverage factor, you will not get the benefit of any increase in the CMS reference index level above a level of 2.50% on a CMS reference determination date when the applicable leverage factor is 4, 2.00% when the applicable leverage factor is 5, or approximately 1.4286% when the applicable leverage factor is 7. Therefore, the maximum quarterly interest payment you can receive during the floating interest rate period will be $25.00 for each $1,000 stated principal amount of notes.  Accordingly, you could receive less than 10% per annum interest for any given full year even when the CMS reference index level increases substantially in a quarterly interest payment period during that year if the CMS reference index level in the other quarters in that year does not also increase substantially, or if the index closing value is not at or above the index reference level on any day during the interest payment period so that you do not accrue interest with respect to such day, as you will not receive the full benefit of the increase in the CMS reference index level in the outperforming quarter due to the interest rate cap.

▪
The Historical Performance Of 30CMS, 2CMS And The Index Are Not An Indication Of Their Future Performance.  The historical performance of 30CMS and 2CMS and the S&P 500 Index should not be taken as an indication of their future performance during the term of the notes.  Changes in the levels of 30CMS, 2CMS and the S&P 500 Index will affect the trading price of the notes, but it is impossible to predict whether such levels will rise or fall.  There can be no assurance that the CMS reference index level will be positive and the index closing value will be equal to or greater than the index reference level on any CMS reference determination date during the floating interest rate period.  Furthermore, the historical performance of the CMS reference index and the index does not reflect the return the notes would have had because they do not take into account each other’s performance, the leverage factor or the maximum interest rate.

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Issuer Risk

▪
Investors Are Subject To Our Credit Risk, And Any Actual Or Anticipated Changes To Our Credit Ratings And Credit Spreads May Adversely Affect The Market Value Of The Notes.  Investors are dependent on our ability to pay all amounts due on the notes on interest payment dates and at maturity and therefore investors are subject to our credit risk.  If we default on our obligations under the notes, your investment would be at risk and you could lose some or all of your investment. As a result, the market value of the notes prior to maturity will be affected by changes in the market's view of our creditworthiness. Any actual or anticipated decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the value of the notes.

Market Risk

▪	The Price At Which The Notes May Be Resold Prior To Maturity Will Depend On A Number Of Factors And May Be Substantially Less Than The Amount For Which They Were Originally Purchased. Some of these factors include, but are not limited to: (i) changes in the level of 30CMS and 2CMS, (ii) changes in the index closing value, (iii) volatility of 30CMS and 2CMS, (iv) volatility of the index, (v) changes in interest and yield rates, (vi) geopolitical conditions and economic, financial, political and regulatory or judicial events that affect the securities underlying the index, or equity markets generally, and that may affect the index, (vii) any actual or anticipated changes in our credit ratings or credit spreads, and (viii) time remaining to maturity. Generally, the longer the time remaining to maturity and the more tailored the exposure, the more the market price of the notes will be affected by the other factors described in the preceding sentence. This can lead to significant adverse changes in the market price of securities like the notes. Primarily, if the level of the CMS reference index is less than the CMS reference index strike or the index closing value is less than the index reference level, during the floating interest rate period, the market value of the notes is expected to decrease and you may receive substantially less than 100% of the issue price if you sell your notes at such time.

▪
The Inclusion Of Commissions And Projected Profit From Hedging In The Original Issue Price Is Likely To Adversely Affect Secondary Market Prices.  Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase the notes at any time in secondary market transactions will likely be significantly lower than the original issue price, since secondary market prices are likely to exclude commissions paid with respect to the notes and the costs of hedging our obligations under the notes that are included in the original issue price.  The cost of hedging includes the projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions.  These secondary market prices are also likely to be reduced by the costs of unwinding the related hedging transactions.  Due to the term of the notes and the tailored exposure provided by the notes, the cost of entering into and unwinding the hedging transactions is expected to be significant.  In addition, any secondary market prices may differ from values determined by pricing models used by MS & Co., as a result of dealer discounts, mark-ups or other transaction costs.

Variable Pricing Risk

▪
The Price You Pay For The Notes May Be Higher Than The Prices Paid By Other Investors.  The agent proposes to offer the notes from time to time for sale to investors in one or more negotiated transactions, or otherwise, at market prices prevailing at the time of sale, at prices related to then-prevailing prices, at negotiated prices, or otherwise. Accordingly, there is a risk that the price you pay for the notes will be higher than the prices paid by other investors based on the date and time you make your purchase, from whom you purchase the notes (e.g., directly from the agent or through a broker or dealer), any related transaction cost (e.g., any brokerage commission), whether you hold your notes in a brokerage account, a fiduciary or fee-based account or another type of account and other market factors.

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Liquidity Risk

▪
The Notes Will Not Be Listed On Any Securities Exchange And Secondary Trading May Be Limited.  The notes will not be listed on any securities exchange.  Therefore, there may be little or no secondary market for the notes.  MS & Co. may, but is not obligated to, make a market in the notes.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily.  Because we do not expect that other broker-dealers will participate significantly in the secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which MS & Co. is willing to transact.  If at any time MS & Co. were not to make a market in the notes, it is likely that there would be no secondary market for the notes.  Accordingly, you should be willing to hold your notes to maturity.

Conflicts of Interest

▪
The Issuer, Its Subsidiaries Or Affiliates May Publish Research That Could Affect The Market Value Of The Notes.  They Also Expect To Hedge The Issuer’s Obligations Under The Notes.  The issuer or one or more of its affiliates may, at present or in the future, publish research reports with respect to movements in interest rates generally or each of the components making up the CMS reference index specifically, or with respect to the index. This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the notes. Any of these activities may affect the market value of the notes.  In addition, the issuer’s subsidiaries expect to hedge the issuer’s obligations under the notes and they may realize a profit from that expected hedging activity even if investors do not receive a favorable investment return under the terms of the notes or in any secondary market transaction.

▪
The Calculation Agent, Which Is A Subsidiary Of The Issuer, Will Make Determinations With Respect To The Notes. Any of these determinations made by the calculation agent may adversely affect the payout to investors.  Determinations made by the calculation agent, including with respect to the CMS reference index, the index closing value, the occurrence or non-occurrence of market disruption events and the selection of a successor index or calculation of the index closing value in the event of a market disruption event or discontinuance of the index, may adversely affect the payout to you on the notes.  See “Annex A—The S&P 500® Index—Market Disruption Event” and “—Discontinuance of the S&P 500 Index; Alteration of Method of Calculation.”

Index Specific Risk Factors

▪
Adjustments To The S&P 500 Index Could Adversely Affect The Value Of The Notes.  The publisher of the S&P 500 Index can add, delete or substitute the stocks underlying the S&P 500 Index, and can make other methodological changes required by certain events relating to the underlying stocks, such as stock dividends, stock splits, spin-offs, rights offerings and extraordinary dividends, that could change the value of the S&P 500 Index. Any of these actions could adversely affect the value of the notes.  The publisher of the S&P 500 Index may discontinue or suspend calculation or publication of the S&P 500 Index at any time.  In these circumstances, the calculation agent will have the sole discretion to substitute a successor index that is comparable to the discontinued index.  The calculation agent could have an economic interest that is different than that of investors in the notes insofar as, for example, the calculation agent is permitted to consider indices that are calculated and published by the calculation agent or any of its affiliates.  If the calculation agent determines that there is no appropriate successor index, on any day on which the index closing value is to be determined, the index closing value for such day will be based on the stocks underlying the discontinued index at the time of such discontinuance, without rebalancing or substitution, computed by the calculation agent, in accordance with the formula for calculating the index closing value last in effect prior to discontinuance of the S&P 500 Index.

▪
You Have No Shareholder Rights. As an investor in the notes, you will not have voting rights, rights to receive dividends or other distributions or any other rights with respect to the stocks that underlie the S&P 500 Index.

▪
Investing In The Notes Is Not Equivalent To Investing In The S&P 500 Index Or The Stocks Underlying The S&P 500 Index.  Investing in the notes is not equivalent to investing in the S&P 500 Index or its component stocks.

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▪
Hedging And Trading Activity By Our Subsidiaries Could Potentially Adversely Affect The Value Of The Index.  One or more of our subsidiaries expect to carry out hedging activities related to the notes (and possibly to other instruments linked to the index or its component stocks), including trading in the stocks underlying the index as well as in other instruments related to the index.  Some of our subsidiaries also trade in the stocks underlying the index and other financial instruments related to the index on a regular basis as part of their general broker-dealer and other businesses.  Any of these hedging or trading activities could potentially decrease the index closing value, thus increasing the risk that the index closing value will be less than the index reference level on any date on which the floating interest rate is to be paid during the term of the notes.

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Supplemental Information Concerning Plan of Distribution; Conflicts of Interest

We expect to deliver the notes against payment therefor in New York, New York on July 29, 2011, which will be the eleventh scheduled business day following the date of the pricing of the notes.  Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise.  Accordingly, purchasers who wish to trade notes on the date of pricing or on or prior to the third business day prior to the original issue date will be required to specify alternative settlement arrangements to prevent a failed settlement.

The notes will be offered from time to time in one or more negotiated transactions at varying prices to be determined at the time of each sale, which may be at market prices prevailing, at prices related to such prevailing prices or at negotiated prices; provided, however, that such price will not be less than $980 per note and will not be more than $1,000 per note.

Morgan Stanley or one of our affiliates will pay varying discounts and commissions to dealers, including Morgan Stanley Smith Barney LLC (“MSSB”) and their financial advisors, of up to $20 per note depending on market conditions.  The agent may distribute the notes through MSSB, as selected dealer, or other dealers, which may include Morgan Stanley & Co. International plc ("MSIP") and Bank Morgan Stanley AG.  MSSB, MSIP and Bank Morgan Stanley AG are affiliates of Morgan Stanley.

MS & Co. is our wholly-owned subsidiary.  MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account.

Validity of the Notes

In the opinion of Davis Polk & Wardwell LLP, as special counsel to Morgan Stanley, when the notes offered by this pricing supplement have been executed and issued by Morgan Stanley and authenticated by the trustee pursuant to the Senior Debt Indenture, and delivered against payment as contemplated herein, such notes will be valid and binding obligations of Morgan Stanley, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the federal laws of the United States of America, the laws of the State of New York and the General Corporation Law of the State of Delaware. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the Senior Debt Indenture and its authentication of the notes and the validity, binding nature and enforceability of the Senior Debt Indenture with respect to the trustee, all as stated in the letter of such counsel dated March 24, 2011, which has been filed as an exhibit to a Current Report on Form 8-K by Morgan Stanley on March 24, 2011.

Tax Considerations

The notes will be treated as “contingent payment debt instruments” for U.S. federal income tax purposes, as described in the section of the accompanying prospectus supplement called “United States Federal Taxation — Tax Consequences to U.S. Holders — Notes — Optionally Exchangeable Notes.”  Under this treatment, if you are a U.S. taxable investor, you generally will be subject to annual income tax based on the “comparable yield” (as defined in the accompanying prospectus supplement) of the notes, adjusted upward or downward to reflect the difference, if any, between the actual and the projected amount of any contingent payments on the notes.  In addition, any gain recognized by U.S. taxable investors on the sale or exchange, or at maturity, of the notes generally will be treated as ordinary income.  We have determined that the “comparable yield” is a rate of 5.5351% per annum, compounded quarterly; and the projected payment schedule with respect to a note consists of the following payments:

October 29, 2011	$28.99	October 29, 2016	$11.60	October 29, 2021	$7.82
January 29, 2012	$28.96	January 29, 2017	$11.16	January 29, 2022	$7.77
April 29, 2012	$28.59	April 29, 2017	$10.52	April 29, 2022	$7.46
July 29, 2012	$28.59	July 29, 2017	$10.30	July 29, 2022	$7.35
October 29, 2012	$31.04	October 29, 2017	$10.07	October 29, 2022	$7.25
January 29, 2013	$29.41	January 29, 2018	$9.73	January 29, 2023	$7.09
April 29, 2013	$27.28	April 29, 2018	$9.25	April 29, 2023	$6.78
July 29, 2013	$25.91	July 29, 2018	$9.01	July 29, 2023	$6.72
October 29, 2013	$24.44	October 29, 2018	$8.86	October 29, 2023	$6.63

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January 29, 2014	$22.64	January 29, 2019	$8.59	January 29, 2024	$6.53
April 29, 2014	$20.59	April 29, 2019	$8.11	April 29, 2024	$6.36
July 29, 2014	$19.23	July 29, 2019	$7.96	July 29, 2024	$6.32
October 29, 2014	$17.83	October 29, 2019	$7.81	October 29, 2024	$6.35
January 29, 2015	$16.34	January 29, 2020	$7.58	January 29, 2025	$6.33
April 29, 2015	$14.69	April 29, 2020	$7.30	April 29, 2025	$6.19
July 29, 2015	$13.77	July 29, 2020	$7.17	July 29, 2025	$6.28
October 29, 2015	$12.84	October 29, 2020	$7.14	October 29, 2025	$6.36
January 29, 2016	$12.03	January 29, 2021	$7.00	January 29, 2026	$6.39
April 29, 2016	$11.16	April 29, 2021	$6.82	April 29, 2026	$6.30
July 29, 2016	$10.63	July 29, 2021	$6.82	July 29, 2026	$1,006.39

The “comparable yield” and the projected payment schedule are not provided for any purpose other than the determination of U.S. Holders’ accruals of original issue discount and adjustments thereto in respect of the notes for U.S. federal income tax purposes, and we make no representation regarding the actual amounts of payments that will be made on a note.

If you are a non-U.S. investor, please also read the section of the accompanying prospectus supplement called “United States Federal Taxation — Tax Consequences to Non-U.S. Holders.”

You should consult your tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the notes as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Contact Information

Morgan Stanley Smith Barney clients may contact their local Morgan Stanley Smith Barney branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776).  All other clients may contact their local brokerage representative.  Third-party distributors may contact Morgan Stanley Structured Investment Sales at (800) 233-1087.

Where You Can Find More Information

Morgan Stanley has filed a registration statement (including a prospectus, as supplemented by a prospectus supplement) with the Securities and Exchange Commission, or SEC, for the offering to which this pricing supplement relates.  You should read the prospectus in that registration statement, the prospectus supplement and any other documents relating to this offering that Morgan Stanley has filed with the SEC for more complete information about Morgan Stanley and this offering.  You may get these documents without cost by visiting EDGAR on the SEC web site at.www.sec.gov.  Alternatively, Morgan Stanley will arrange to send you the prospectus and the prospectus supplement if you so request by calling toll-free 800-584-6837.

You may access these documents on the SEC web site at.www.sec.gov as follows:

Prospectus Supplement dated December 23, 2008
Prospectus dated December 23, 2008

Terms used in this pricing supplement are defined in the prospectus supplement or in the prospectus.  As used in this pricing supplement, the “Company,” “we,” “us” and “our” refer to Morgan Stanley.

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Annex A—The S&P 500® Index

The S&P 500® Index was developed by Standard & Poor’s, a Division of The McGraw-Hill Companies, Inc., and is calculated, maintained and published by Standard & Poor’s Financial Services LLC, which we refer to as S&P.

The S&P 500® Index is intended to provide a performance benchmark for the U.S. equity markets.  The calculation of the value of the S&P 500® Index (discussed below in further detail) is based on the relative value of the aggregate Market Value (as defined below) of the common stocks of 500 companies (the “S&P 500 Component Stocks”) as of a particular time as compared to the aggregate average Market Value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943.  The “Market Value” of any S&P 500 Component Stock is the product of the market price per share and the number of the then outstanding shares of such S&P 500 Component Stock.  The 500 companies are not the 500 largest companies listed on the New York Stock Exchange and not all 500 companies are listed on such exchange.  S&P chooses companies for inclusion in the S&P 500® Index with an aim of achieving a distribution by broad industry groupings that approximates the distribution of these groupings in the common stock population of the U.S. equity market.  S&P may from time to time, in its sole discretion, add companies to, or delete companies from, the S&P 500® Index to achieve the objectives stated above.  Relevant criteria employed by S&P include the viability of the particular company, the extent to which that company represents the industry group to which it is assigned, the extent to which the company’s common stock is widely-held and the Market Value and trading activity of the common stock of that company.

The S&P 500® Index and S&P’s other U.S. indices moved to a float adjustment methodology in 2005 so that the indices reflect only those shares that are generally available to investors in the market rather than all of a company’s outstanding shares.  Float adjustment excludes shares that are closely held by other publicly traded companies, venture capital firms, private equity firms, strategic partners or leveraged buyout groups; government entities; or other control groups, such as a company’s own current or former officers, board members, founders, employee stock ownership plans or other investment vehicles controlled by the company or such other persons.

The S&P 500® Index is calculated using a base-weighted aggregate methodology: the level of the S&P 500® Index reflects the total Market Value of all 500 S&P 500 Component Stocks relative to the S&P 500® Index’s base period of 1941-43 (the “Base Period”).  An indexed number is used to represent the results of this calculation in order to make the value easier to work with and track over time.  The actual total Market Value of the S&P 500 Component Stocks during the Base Period has been set equal to an indexed value of 10.  This is often indicated by the notation 1941-43=10.  In practice, the daily calculation of the S&P 500® Index is computed by dividing the total Market Value of the S&P 500 Component Stocks by a number called the “S&P 500 Index Divisor.”  By itself, the S&P 500 Index Divisor is an arbitrary number.  However, in the context of the calculation of the S&P 500® Index, it is the only link to the original base period value of the S&P 500® Index.  The S&P 500 Index Divisor keeps the S&P 500® Index comparable over time and is the manipulation point for all adjustments to the S&P 500® Index (“S&P 500 Index Maintenance”).

S&P 500 Index Maintenance includes monitoring and completing the adjustments for company additions and deletions, share changes, stock splits, stock dividends, and stock price adjustments due to company restructurings or spinoffs.

To prevent the value of the S&P 500® Index from changing due to corporate actions, all corporate actions which affect the total Market Value of the S&P 500® Index require a S&P 500 Index Divisor adjustment.  By adjusting the S&P 500 Index Divisor for the change in total Market Value, the value of the S&P 500® Index remains constant.  This helps maintain the value of the S&P 500® Index as an accurate barometer of stock market performance and ensures that the movement of the S&P 500® Index does not reflect the corporate actions of individual companies in the S&P 500® Index.  All S&P 500 Index Divisor adjustments are made after the close of trading and after the calculation of the index closing value of the S&P 500® Index.  Some corporate actions, such as stock splits and stock dividends, require simple changes in the common shares outstanding and the stock prices of the companies in the S&P 500® Index and do not require S&P 500 Index Divisor adjustments.

The table below summarizes the types of S&P 500 Index maintenance adjustments and indicates whether or not a S&P 500 Index Divisor adjustment is required:

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Type of Corporate Action	Adjustment Factor	Divisor Adjustment Required
Stock split (e.g., 2-for-1)	Shares Outstanding multiplied by 2; Stock Price divided by 2	No
Share issuance (i.e., change ≥ 5%)	Shares Outstanding plus newly issued Shares	Yes
Share repurchase (i.e., change ≥ 5%)	Shares Outstanding minus Repurchased Shares	Yes
Special cash dividends	Share Price minus Special Dividend	Yes
Company Change	Add new company Market Value minus old company Market Value	Yes
Rights Offering	Price of parent company minus	Yes
Price of Rights Right Ratio
Spin-Off	Price of parent company minus	Yes
Price of Spinoff Co. Share Exchange Ratio

Stock splits and stock dividends do not affect the S&P 500 Index Divisor of the S&P 500® Index, because following a split or dividend both the stock price and number of shares outstanding are adjusted by S&P so that there is no change in the Market Value of the S&P 500 Component Stock.  All stock split and dividend adjustments are made after the close of trading on the day before the ex-date.

Each of the corporate events exemplified in the table requiring an adjustment to the S&P 500 Index Divisor has the effect of altering the Market Value of the S&P 500 Component Stock and consequently of altering the aggregate Market Value of the S&P 500 Component Stocks (the “Post-Event Aggregate Market Value”).  In order that the level of the S&P 500® Index (the “Pre-Event Index Value”) not be affected by the altered Market Value (whether increase or decrease) of the affected S&P 500 Component Stock, a new S&P 500 Index Divisor (“New S&P 500 Divisor”) is derived as follows:

Post-Event Aggregate Market Value	=	Pre-Event Index Value
New S&P 500 Divisor

New S&P 500 Divisor	=	Post-Event Aggregate Market Value
Pre-Event Index Value

A large part of the S&P 500 Index maintenance process involves tracking the changes in the number of shares outstanding of each of the S&P 500® Index companies.  Four times a year, on a Friday close to the end of each calendar quarter, the share totals of companies in the S&P 500® Index are updated as required by any changes in the number of shares outstanding.  After the totals are updated, the S&P 500 Index Divisor is adjusted to compensate for the net change in the total Market Value of the S&P 500® Index.  In addition, any changes over 5% in the current common shares outstanding for the S&P 500® Index companies are carefully reviewed on a weekly basis, and when appropriate, an immediate adjustment is made to the S&P 500 Index Divisor.

License Agreement between S&P and Morgan Stanley.  S&P and Morgan Stanley have entered into a non-exclusive license agreement providing for the license to Morgan Stanley, and certain of its affiliated or subsidiary companies, in exchange for a fee, of the right to use the S&P 500® Index, which is owned and published by S&P, in connection with securities, including the notes.

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The license agreement between S&P and Morgan Stanley provides that the following language must be set forth herein:

The notes are not sponsored, endorsed, sold or promoted by S&P.  S&P makes no representation or warranty, express or implied, to the owners of the notes or any member of the public regarding the advisability of investing in securities generally or in the notes particularly or the ability of the S&P 500® Index to track general stock market performance.  S&P’s only relationship to us is the licensing of certain trademarks and trade names of S&P and of the S&P 500® Index, which is determined, composed and calculated by S&P without regard to us or the notes.  S&P has no obligation to take our needs or the needs of the owners of the notes into consideration in determining, composing or calculating the S&P 500® Index.  S&P is not responsible for and has not participated in the determination of the timing of, prices at, or quantities of the notes to be issued or in the determination or calculation of the equation by which the notes are to be converted into cash.  S&P has no obligation or liability in connection with the administration, marketing or trading of the notes.

S&P DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE S&P 500® INDEX OR ANY DATA INCLUDED THEREIN.  S&P MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY MORGAN STANLEY, OWNERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE S&P 500® INDEX OR ANY DATA INCLUDED THEREIN IN CONNECTION WITH THE RIGHTS LICENSED UNDER THE LICENSE AGREEMENT DESCRIBED HEREIN OR FOR ANY OTHER USE.  S&P MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND HEREBY EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE S&P 500® INDEX OR ANY DATA INCLUDED THEREIN.  WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL S&P HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

“Standard & Poor’s®,” “S&P®,” “S&P 500®,” “Standard & Poor’s 500” and “500” are trademarks of Standard & Poor’s Financial Services LLC and have been licensed for use by Morgan Stanley.

Market Disruption Event

Market disruption event means, with respect to the index, the occurrence or existence of any of the following events, as determined by the calculation agent in its sole discretion: (i)(a) a suspension, absence or material limitation of trading of stocks then constituting 20 percent or more of the value of the index (or the successor index) on the relevant exchanges for such securities for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session on such relevant exchange; or (b) a breakdown or failure in the price and trade reporting systems of any relevant exchange as a result of which the reported trading prices for stocks then constituting 20 percent or more of the value of the index (or the successor index) during the last one-half hour preceding the close of the principal trading session on such relevant exchange are materially inaccurate; or (c) the suspension, material limitation or absence of trading on any major U.S. securities market for trading in futures or options contracts or exchange traded funds related to the index (or the successor index) for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session on such market; and (ii) a determination by the calculation agent in its sole discretion that any event described in clause (i) above materially interfered with the ability of the issuer or any of its affiliates to unwind or adjust all or a material portion of the hedge position with respect to this issuance of the notes.

For the purpose of determining whether a market disruption event exists at any time, if trading in a security included in the index is materially suspended or materially limited at that time, then the relevant percentage contribution of that security to the value of the index shall be based on a comparison of (x) the portion of the value of the index attributable to that security relative to (y) the overall value of the index, in each case immediately before that suspension or limitation.

For the purpose of determining whether a market disruption event has occurred:  (1) a limitation on the hours or number of days of trading shall not constitute a market disruption event if it results from an announced change in the regular business hours of the relevant exchange or market, (2) a decision to permanently discontinue trading in the relevant futures or options contract or exchange traded fund shall not constitute a market disruption event, (3) a suspension of trading in futures or options contracts or exchange traded funds on the index by the primary securities market trading in such contracts or funds by reason of (a) a price change exceeding limits set by such securities exchange or market, (b) an imbalance of orders relating to such contracts or funds, or (c) a disparity in bid and ask quotes relating to such contracts or funds shall constitute a suspension, absence or material limitation of trading in futures or options contracts or exchange traded funds related to the index and (4) a “suspension, absence or material limitation of trading” on any relevant exchange or on the primary market on which futures or options

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Senior Fixed to Floating Rate Notes due 2026
Leveraged CMS Curve and S&P 500® Index Linked Notes

contracts or exchange traded funds related to the index are traded shall not include any time when such securities market is itself closed for trading under ordinary circumstances.

Discontinuance of the S&P 500 Index; Alteration of Method of Calculation

If S&P discontinues publication of the index and S&P or another entity (including the agent) publishes a successor or substitute index that the calculation agent determines, in its sole discretion, to be comparable to the discontinued index (such index being referred to herein as a “successor index”), then any subsequent index closing value shall be determined by reference to the published value of such successor index at the regular weekday close of trading on any index business day that the index closing value is to be determined.

Upon any selection by the calculation agent of a successor index, the calculation agent will cause written notice thereof to be furnished to the trustee, to the issuer and to The Depository Trust Company (“DTC”), as holder of the notes, within three business days of such selection.  We expect that such notice will be made available to you, as a beneficial owner of the notes, as applicable, in accordance with the standard rules and procedures of DTC and its direct and indirect participants.

If the publication of the index is discontinued and such discontinuance is continuing at any time when the index closing value is to be determined and the calculation agent determines, in its sole discretion, that no successor index is available at such time, then the calculation agent will determine the index closing value at such time in accordance with the formula for calculating the index last in effect prior to such discontinuance, without rebalancing or substitution, using the price at such time (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the price that would have prevailed but for such suspension or limitation) of each security most recently comprising the index on the relevant exchange.  Notwithstanding these alternative arrangements, discontinuance of the publication of the index may adversely affect the value of the notes.

If at any time the method of calculating the index or a successor index, or the value thereof, is changed in a material respect, or if the index or a successor index is in any other way modified so that such index does not, in the sole opinion of the calculation agent, fairly represent the value of the index or such successor index had such changes or modifications not been made, then, from and after such time, the calculation agent will, at any time at which the index closing value is to be determined, make such calculations and adjustments as, in the good faith judgment of the calculation agent, may be necessary in order to arrive at a value of an index comparable to the index or a successor index, as the case may be, as if such changes or modifications had not been made, and the calculation agent will determine the index closing value, as adjusted.  Accordingly, if the method of calculating the index or a successor index is modified so that the value of such index is a fraction of what it would have been if it had not been modified (e.g., due to a split in the index), then the calculation agent will adjust such index in order to arrive at a value of the index or such successor index as if it had not been modified (i.e., as if such split had not occurred).

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